L & L ENERGY, INC. FINAL

130 ANDOVER PARK EAST, SUITE 101, SEATTLE, WA 98188
Phone: (206) 264-8065 Fax: (206) 264-7971 www.llenergyinc.com

Via email and by FedEx
May 20, 2010

Confidential

Connie Wong
8449 West Mercer Way
Mercer Island, WA 98040

RECEIVED JUN 2010

Re: Engagement Letter

Dear Connie:

Based on our conversation, below are the terms of the engagement contract between you and L&L Energy, Inc.

1. Your title will be Executive VP of Corporate Development, a US corporate executive based in Seattle, USA. You will be in charge of identifying potential business opportunities (including energy related ports, high tech firm, and PR related efforts to promote L&L image and branding) in the US, Hong Kong and China for L&L to expand the company operations, to build an international corporate image to the Asian community that L&L is a successful US operator expanding in Asia, and internationally. In addition you are to identify, develop, and engage in the L&L world headquarters (real estate) project to help recruit potential investors to Seattle and to attract Hong Kong and Asian entrepreneur, talents and restaurant owners to join in this project. Upon request of CEO, you will help Mr. Clayton Fong (EVP Operations) and Mr. Paul Lee (GM of China Operations) to assist their operation using your corporate experience ensuring operation meets the US standards.

2. You report directly to the Company CEO; Dickson V. Lee, CPA.

3. During the three month period, you will be paid $16,668 per month. After that you will be paid an annual salary of $250,000 in cash. You will be entitled to all L&L fringe benefits and medical coverage when eligible.

4. A signing bonus of 10,000 shares of L&L common stock free of cost to you. In addition, 200,000 units of L&L warrants are granted to you, over a 3-year vesting period. That is, 32% of the 200,000 units of warrants will be issued to you at the end of the first year of your service; 33% will be issued to you at the end of the second year of your service, and the remaining 35% at the end of the third year of service, starts from the contract signing date. The conversion price of a warrant to a L&L common (LLEN) share is set at $1.00 above the market closing price on the contract signing date. An interest free loan will be made available to facilitate your converting warrants into shares, to ensure you need not to pay cash to secure your entitled 200,000 LLEN common shares. Loan shall be returned upon your selling of shares. The

($0.50 (reduced from $1.00) per agreement see email ...)

warrants will be increased to 400,000 units if you stay with the company for an additional 3 years with the 32% paid to you at the end of the fourth year of service with L&L, 33% at the end of the fifth year, and 35% at the end of the sixth year of service to L&L.

5. You are also entitled to an annual bonus which is around 2 to 6 months salary, based on actual performance of your work and other discretionary bonuses based on your additional contribution to L&L.

6. Should you be asked to leave L&L within the first year of employment, for reasons other than violation of business conduct, you will be paid the remaining warrants up to 100,000 units. In return, you explicitly waive all rights to make a complaint or making any statements either in writing or orally, to against or hurt L&L directly or indirectly. If there is any grievance you should discuss it with your supervisor, or seek counsel from Ms Shirley Kiang; the Compensation Committee's Chairperson. If a grievance cannot be solved, you should resign quietly, and shall waive all your rights to seek either legal or regulatory complaints against L&L or its officers, and/or Board Members. It is your responsibility not to hurt, or cause to hurt L&L, and/or its team members.

It is understood upon signing this engagement letter, you will report to work on June 1, 2010 to our Seattle office.

We look forward to your early arrival. Trust this will bring a mutually satisfying work relationship for many years to come.

Sincerely,

Dickson V. Lee CEO, & CPA

Dated: 5/12/2010

Agreed by:

Connie Wong
8449 West Mercer Way
Mercer Island, WA 98040

5/12/2010
Dated

cc: Chairperson of L&L Compensation Committee

11. Notices. All notices or other communications required or permitted by this Agreement or by law shall be in writing and shall be deemed duly served and given when delivered personally or by facsimile, air courier, certified mail (return receipt requested), postage and fees prepaid, to the party at the address indicated in the signature block or at such other address as a party may request in writing.

12. Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Washington.

13. Entire Agreement. This Agreement sets forth the entire Agreement between the parties pertaining to the subject matter hereof and supersedes all prior written agreements and all prior or contemporaneous oral Agreements and understandings, expressed or implied.

14. Written Modification and Waiver. No modification to this Agreement, nor any waiver of any rights, shall be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right or any subsequent breach or default.

15. Severability. If any of the provisions of this Agreement are determined to be invalid, illegal, or unenforceable, such provisions shall be modified to the minimum extent necessary to make such provisions enforceable, and the remaining provisions shall continue in full force and effect to the extent the economic benefits conferred upon the parties by this Agreement remain substantially unimpaired.

16. Arbitration of Disputes. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. Both parties agree not to bring any litigation against each other in court.

We look forward to your arrival and what we hope will be the start of a mutually satisfying work relationship.

Sincerely,

Dickson V Lee 12/21/2009 with effective date on September 28, 2009

Dickson V. Lee, CEO
L&L International Holdings, Inc.
130 Andover Park E, Suite 101
Seattle WA 98188

cc: personnel
CFO

Acknowledged, Accepted, and Agreed

[signature]
Clayton Fong
2212 30th Ave W
Seattle WA 98199

12/21/09
Dated Effective 9/28/09

We look forward to your arrival and what we hope will be the start of a mutually satisfying work relationship.

Sincerely,

Dickson V. Lee, CEO

Acknowledged, Accepted, and Agreed

Jung Mei "Rosemary" Wang
7516 Huckleberry Way SE
Snoqualmie WA 98065

11/17/2009
Dated